Exhibit 99.1

Silvergate Capital Corporation Announces Third Quarter 2020 Results
La Jolla, CA, October 26, 2020 -- Silvergate Capital Corporation (“Silvergate” or “Company”) (NYSE:SI) and its wholly-owned subsidiary, Silvergate Bank (“Bank”), today announced financial results for the three and nine months ended September 30, 2020.
Third Quarter 2020 Financial Highlights

•
Net income for the quarter was $7.1 million, or $0.37 per diluted share, compared to net income of $5.5 million, or $0.29 per diluted share, for the second quarter of 2020, and net income of $6.7 million, or $0.36 per diluted share, for the third quarter of 2019

•
The Silvergate Exchange Network (“SEN”) handled 68,361 transactions in the third quarter of 2020, an increase of 70%, compared to 40,286 transactions in the second quarter of 2020, and an increase of 455% compared to 12,312 transactions in the third quarter of 2019

•
The SEN handled $36.7 billion of U.S. dollar transfers in the third quarter, an increase of 64% compared to $22.4 billion in the second quarter of 2020, and an increase of 252% compared to $10.4 billion in the third quarter of 2019

•	Digital currency customer related fee income for the quarter was $3.3 million, compared to $2.4 million for the second quarter of 2020, and $1.6 million for the third quarter of 2019

•	Digital currency customers grew to 928 at September 30, 2020, compared to 881 at June 30, 2020, and 756 at September 30, 2019

•	Digital currency deposits grew by $586.0 million to $2.1 billion as of September 30, 2020, compared to $1.5 billion as of June 30, 2020

•	At September 30, 2020, outstanding loan deferrals related to COVID-19 was 4.4% of total gross loans held-for-investment compared to 15.5% at June 30, 2020

•	Book value per share was $15.18 at September 30, 2020, compared to $14.36 at June 30, 2020, and $12.92 at September 30, 2019

•	The Company’s total risk-based capital ratio was 24.68% at September 30, 2020, compared to 25.54% at June 30, 2020 and 25.97% at September 30, 2019

Alan Lane, president and chief executive officer of Silvergate, commented, “Our third quarter results clearly demonstrate the accelerating customer adoption of the Silvergate Exchange Network that we continue to experience as the SEN handled 68,361 transactions in the quarter, a 70% sequential increase from the 2020 second quarter and a 455% increase as compared to the 2019 third quarter. This strong growth contributed to the 106% increase in digital currency fee income of $3.3 million in the third quarter as compared to $1.6 million in the year ago third quarter. We also achieved an important milestone at the conclusion of the quarter as the SEN has handled $100 billion in transfer volumes just three years after its creation and introduction to the digital currency industry, which clearly demonstrates its value and importance to the digital currency ecosystem.”
Mr. Lane continued, “Today, as an industry leader and innovator, our team continues to provide uninterrupted banking access for our customers with 95% of our employees working remotely. The Bank’s infrastructure has provided Silvergate with the foundation to succeed in what has become a very digital world and we see an ample runway for further growth given the numerous opportunities to expand the value of the SEN through new product development. One such example is SEN leverage which has completed its initial pilot phase with approved lines of credit totaling $35.5 million, up from $22.5 million in the second quarter. We envision a significant growth trajectory with SEN leverage and will judiciously expand credit availability to our customers over time. In conclusion, Silvergate continues to perform at a very high level as the network effect and competitive barriers of the SEN further expand, the credit metrics of our loan portfolio remain strong, and the Bank remains well capitalized, with a strong liquidity position, to support future growth.”

	As of or for the Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019

Financial Highlights	(Dollars in thousands, except per share data)
Net income	$7,060	$5,466	$6,656
Diluted earnings per share	$0.37	$0.29	$0.36
Return on average assets (ROAA)(1)	1.13%	1.02%	1.20%
Return on average equity (ROAE)(1)	10.14%	8.72%	11.78%
Net interest margin(1)(2)	3.19%	3.14%	3.39%
Cost of deposits(1)(3)	0.01%	0.37%	0.50%
Cost of funds(1)(3)	0.07%	0.42%	0.59%
Efficiency ratio(4)	61.74%	65.03%	59.93%
Total assets	$2,620,573	$2,340,713	$2,136,844
Total deposits	$2,281,108	$1,670,909	$1,848,095
Book value per share	$15.18	$14.36	$12.92
Tier 1 leverage ratio	10.36%	11.57%	10.43%
Total risk-based capital ratio	24.68%	25.54%	25.97%
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(1)	Data has been annualized.

(2)
Net interest margin is a ratio calculated as annualized net interest income, on a fully taxable equivalent basis for interest income on tax-exempt securities using the federal statutory tax rate of 21.0%, divided by average interest earning assets for the same period.

(3)
Cost of deposits and cost of funds increased beginning in the second quarter of 2019 due to callable brokered certificates of deposit that were issued as part of a hedging strategy. During the first and second quarters of 2020 all brokered certificates of deposit were called and their unamortized premium expense was fully written-off.

(4)	Efficiency ratio is calculated by dividing noninterest expenses by net interest income plus noninterest income.
Digital Currency Initiative
At September 30, 2020, the Company’s digital currency customers increased to 928 from 881 at June 30, 2020, and from 756 at September 30, 2019. At September 30, 2020, Silvergate had over 200 prospective digital currency customer leads in various stages of the customer onboarding process and pipeline. There were a record 68,361 transactions on the SEN for the third quarter of 2020, an increase of 70%, compared to 40,286 transactions for the second quarter of 2020. In addition, for the third quarter of 2020, $36.7 billion of U.S. dollar transfers occurred on the SEN, another quarterly record and a 64% increase from the second quarter of 2020.

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019

	(Dollars in millions)
# SEN Transactions	68,361	40,286	12,312
$ Volume of SEN Transfers	$36,663	$22,423	$10,425
Results of Operations, Quarter Ended September 30, 2020
Net Interest Income and Net Interest Margin Analysis (Taxable Equivalent Basis)
In 2020, the Company made multiple purchases of tax-exempt municipal bonds. Tax-exempt income from these securities is calculated on a taxable equivalent basis. Net interest income, net interest spread and net interest margin are presented on a taxable equivalent basis to consistently reflect income from taxable securities and tax-exempt securities based on the federal statutory tax rate of 21.0%.
Net interest income on a taxable equivalent basis totaled $19.4 million for the third quarter of 2020, compared to $16.5 million for the second quarter of 2020, and $18.4 million for the third quarter of 2019.

Compared to the second quarter of 2020, net interest income increased $2.9 million due to a decrease of $1.6 million in interest expense driven by calling the remainder of the callable brokered certificates of deposit in the second quarter, and an increase of $1.3 million in interest income driven primarily by higher mortgage warehouse loan balances.
Average total interest earning assets increased by $305.8 million for the third quarter of 2020 compared to the second quarter of 2020, primarily due to an increase in loans and, to a lesser extent, an increase in interest earning deposits in other banks and securities. The average yield on interest earning assets decreased from 3.51% for the second quarter of 2020 to 3.25% for the third quarter of 2020, primarily due to lower yields on interest earning deposits in other banks, and the variable rate portion of the securities and loan portfolio. The impact of lower yields was partially offset by income from our investments in tax-exempt municipal bonds.
Average interest bearing liabilities decreased $35.0 million for the third quarter of 2020 compared to the second quarter of 2020, due to calling the remaining balance of brokered certificates of deposit in the second quarter of 2020, partially offset by an increase in federal home loan bank (“FHLB”) advances. The average rate paid on total interest bearing liabilities decreased from 2.78% for the second quarter of 2020 to 0.60% for the third quarter of 2020, primarily due to no expense related to brokered certificates of deposit compared to $1.6 million of expense in the second quarter of 2020.
Compared to the third quarter of 2019, net interest income increased $0.9 million, due to a decrease of $2.6 million in interest expense, partially offset by a decrease of $1.6 million in interest income. Average total interest earning assets increased by $257.7 million for the third quarter of 2020 compared to the third quarter of 2019, due to an increase in loans and, to a lesser extent, increases in securities and interest earning deposits in other banks. The average yield on total interest earning assets decreased from 3.93% for the third quarter of 2019 to 3.25% for the third quarter of 2020, primarily due to lower yields on loans, securities and interest earning deposits in other banks. The lower yields were due to declines in federal funds rate and London Interbank Offered Rate (“LIBOR”), which was partially offset by the impact of interest rate floors which were put in place during 2019. Average interest bearing liabilities decreased $248.3 million for the third quarter of 2020 compared to the third quarter of 2019, due to calling the remaining balance of brokered certificates of deposit in the second quarter of 2020, partially offset by an increase in FHLB advances. The average rate on total interest bearing liabilities decreased from 2.35% for the third quarter of 2019 to 0.60% for the third quarter of 2020, primarily due to the impact of calling the remaining outstanding balance of brokered certificates of deposits in the second quarter of 2020.
Net interest margin for the third quarter of 2020 was 3.19%, compared to 3.14% for the second quarter of 2020, and 3.39% for the third quarter of 2019. The increase in the net interest margin compared to the second quarter of 2020 was driven by lower premium expense associated with calling brokered certificates of deposits and lower rates on other interest bearing liabilities. The net interest margin decrease from the third quarter of 2019 was primarily due to lower yields on loans, cash and cash equivalents, and securities due to a declining rate environment, offset by lower interest expense from calling the remainder of the brokered certificates of deposit in the second quarter and a higher proportion of loans driven by mortgage warehouse.

	Three Months Ended
	September 30, 2020			June 30, 2020			September 30, 2019
	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate	Average Outstanding Balance	Interest Income/ Expense	Average Yield/ Rate

	(Dollars in thousands)
Assets
Interest earning assets:
Interest earning deposits in other banks	$245,855	$196	0.32%	$168,297	$405	0.97%	$234,606	$1,183	2.00%
Taxable securities	679,277	3,746	2.19%	690,810	4,123	2.40%	935,263	6,510	2.76%
Tax-exempt securities(1)	267,511	2,177	3.24%	231,232	1,996	3.47%	—	—	—
Loans(2)(3)	1,209,884	13,527	4.45%	1,008,242	11,710	4.67%	979,283	13,574	5.50%
Other	15,112	116	3.05%	13,224	200	6.08%	10,742	121	4.47%
Total interest earning assets	2,417,639	19,762	3.25%	2,111,805	18,434	3.51%	2,159,894	21,388	3.93%
Noninterest earning assets	68,327			51,776			45,306
Total assets	$2,485,966			$2,163,581			$2,205,200
Liabilities and Shareholders’ Equity
Interest bearing liabilities:
Interest bearing deposits	$108,755	$57	0.21%	$190,394	$1,652	3.49%	$438,277	$2,385	2.16%
FHLB advances and other borrowings	124,886	65	0.21%	78,266	44	0.23%	43,642	289	2.63%
Subordinated debentures	15,825	257	6.46%	15,821	267	6.79%	15,810	271	6.80%
Total interest bearing liabilities	249,466	379	0.60%	284,481	1,963	2.78%	497,729	2,945	2.35%
Noninterest bearing liabilities:
Noninterest bearing deposits	1,935,661			1,611,972			1,468,992
Other liabilities	23,860			15,070			14,400
Shareholders’ equity	276,979			252,058			224,079
Total liabilities and shareholders’ equity	$2,485,966			$2,163,581			$2,205,200
Net interest spread(4)			2.65%			0.73%			1.58%
Net interest income, taxable equivalent basis		$19,383			$16,471			$18,443
Net interest margin(5)			3.19%			3.14%			3.39%
Reconciliation to reported net interest income:
Adjustments for taxable equivalent basis		(457)			(419)			—
Net interest income, as reported		$18,926			$16,052			$18,443
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(1)	Interest income on tax-exempt securities is presented on a taxable equivalent basis using the federal statutory tax rate of 21.0% for all periods presented.

(2)	Loans include nonaccrual loans and loans held-for-sale, net of deferred fees and before allowance for loan losses.

(3)	Interest income includes amortization of deferred loan fees, net of deferred loan costs.

(4)	Net interest spread is the difference between interest rates earned on interest earning assets and interest rates paid on interest bearing liabilities.

(5)	Net interest margin is a ratio calculated as annualized net interest income, on a taxable equivalent basis, divided by average interest earning assets for the same period.
Provision for Loan Losses
The Company recorded no additional provision for loan losses for the third quarter of 2020, compared to $0.2 million for the second quarter of 2020, and reversal of $0.9 million for the third quarter of 2019. The level of the allowance for loan losses was unchanged from the second quarter of 2020 based on the loan-to-value ratios in the low- to mid-50% range in the Company's commercial, multi-family and one-to-four family real estate loans held-for-investment portfolios as of September 30, 2020, which provides a lower probability of loss in the event of defaults in the Company’s loan portfolio.
Noninterest Income
Noninterest income for the third quarter of 2020 was $4.0 million, a decrease of $1.5 million, or 27.1%, from the second quarter of 2020. The primary driver of this decrease was a reduction of $2.6 million in gains on sale of securities offset by a $0.9 million, or 35.1%, increase in deposit related fees. Deposit related fees from digital currency customers were

$3.3 million for the third quarter of 2020, an increase of $0.9 million, or 36.1% compared to $2.4 million for the second quarter of 2020.
Noninterest income for the third quarter of 2020 increased by $1.4 million, or 52.5%, compared to the third quarter of 2019. This increase was primarily due to a $1.6 million, or 98.7%, increase in deposit related fees and a $0.4 million, or 103.2% increase in mortgage warehouse fee income, partially offset by a $0.3 million decrease in gain (loss) on sale of loans and a $0.3 million decrease in service fees related to off-balance sheet deposits. Deposit related fees from digital currency customers increased $1.7 million, or 106.1%, to $3.3 million compared to $1.6 million for the third quarter of 2019.

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019

	(Dollars in thousands)
Noninterest income:
Mortgage warehouse fee income	$758	$450	$373
Service fees related to off-balance sheet deposits	1	7	283
Deposit related fees	3,293	2,438	1,657
Gain (loss) on sale of securities, net	—	2,556	(16)
(Loss) gain on sale of loans, net	(96)	(56)	248
Other income	8	39	54
Total noninterest income	$3,964	$5,434	$2,599
Noninterest Expense
Noninterest expense totaled $14.1 million for the third quarter of 2020, an increase of $0.2 million compared to the second quarter of 2020, and an increase of $1.5 million compared to the third quarter of 2019.
Noninterest expense increased from the prior quarter due to increases in professional services and communications and data processing, partially offset by a decrease in salaries and employee benefits.
Noninterest expense increased from the third quarter of 2019 due to increases in salaries and employee benefits, professional services and other general and administrative expense.

	Three Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019

	(Dollars in thousands)
Noninterest expense:
Salaries and employee benefits	$8,899	$9,002	$8,277
Occupancy and equipment	845	894	892
Communications and data processing	1,389	1,313	1,298
Professional services	1,207	1,105	889
Federal deposit insurance	209	182	39
Correspondent bank charges	403	347	288
Other loan expense	60	99	47
Other real estate owned expense	23	—	75
Other general and administrative	1,098	1,030	806
Total noninterest expense	$14,133	$13,972	$12,611
Income Tax Expense
Income tax expense was $1.7 million for the third quarter of 2020, compared to $1.8 million for the second quarter of 2020, and $2.6 million for the third quarter of 2019. Our effective tax rate for the third quarter of 2020 was 19.4%, compared to 25.0% for the second quarter of 2020, and 28.3% for the third quarter of 2019. The lower effective tax rate during the third quarter of 2020 when compared to the second quarter of 2020 and third quarter of 2019 was due to tax-exempt income earned on certain municipal bonds and the return to provision adjustment which included research and development tax credits.
Results of Operations, Nine Months Ended September 30, 2020
Net income for the nine months ended September 30, 2020 was $16.9 million, or $0.88 per diluted share, compared to $21.2 million, or $1.16 per diluted share, for the comparable period in 2019.
Net interest income for the nine months ended September 30, 2020 was $50.5 million, compared to $55.3 million for the same period in 2019. The decrease in net interest income was primarily due to a $3.5 million decrease in interest income and a $1.3 million increase in interest expense. The decrease in net interest income was due to lower yields on loans, securities, and cash and cash equivalents, as well as additional brokered certificates of deposit interest expense driven by accelerated call premiums, partially offset by hedge related securities investments and interest rate floors.
Noninterest income for the nine months ended September 30, 2020 was $14.3 million, compared to $12.6 million for the same period in 2019. The increase in noninterest income was primarily due to a $3.8 million gain on sale of securities and the $3.7 million increase in fee income from our digital currency customers, less the $5.5 million gain on a branch sale that occurred in the first quarter of 2019. Digital currency customer related fee income for the nine months ended September 30, 2020 was $7.3 million, compared to $3.6 million for the nine months ended September 30, 2019.
Noninterest expense was $42.0 million for the nine months ended September 30, 2020, compared to $38.8 million for the nine months ended September 30, 2019. The increase in noninterest expense was primarily due to increases in salaries and benefits and other general and administrative expenses.
Income tax expense was $5.3 million for the nine months ended September 30, 2020, compared to income tax expense of $8.3 million for 2019. Our effective tax rates for the nine months ended September 30, 2020 and 2019 were 23.8% and 28.1%, respectively. The decrease in the Company’s effective tax rate was primarily related to tax-exempt income earned on certain municipal bonds.
Balance Sheet
Deposits
At September 30, 2020, deposits totaled $2.3 billion, an increase of $610.2 million, or 36.5%, from June 30, 2020, and an increase of $433.0 million, or 23.4%, from September 30, 2019. Noninterest bearing deposits totaled $2.2 billion, representing approximately 94.9% of total deposits at September 30, 2020, an increase of $601.2 million from the prior quarter end, and a $769.9 million increase compared to September 30, 2019. The increase in total deposits from the prior quarter was driven by an increase in deposits from digital currency exchanges, institutional investors in digital assets and other fintech related customers, with elevated client activity evidenced by the record volume of SEN transactions during the quarter.
The weighted average cost of deposits for the third quarter of 2020 was 0.01%, compared to 0.37% for the second quarter of 2020, and 0.50% for the third quarter of 2019. The decrease in the weighted average cost of deposits compared to the second quarter of 2020 and the third quarter of 2019 was driven by the absence of any interest expense associated with brokered certificates of deposit, which were called in the second quarter of 2020.

	Three Months Ended
	September 30, 2020		June 30, 2020		September 30, 2019
	Average Balance	Average Rate	Average Balance	Average Rate	Average Balance	Average Rate

	(Dollars in thousands)
Noninterest bearing demand accounts	$1,935,661	—	$1,611,972	—	$1,468,992	—
Interest bearing accounts:
Interest bearing demand accounts	41,871	0.10%	44,643	0.14%	47,945	0.14%
Money market and savings accounts	65,646	0.25%	66,598	0.39%	81,941	1.00%
Certificates of deposit:
Brokered certificates of deposit	—	—	77,717	8.11%	303,524	2.81%
Other	1,238	0.96%	1,436	0.84%	4,867	1.33%
Total interest bearing deposits	108,755	0.21%	190,394	3.49%	438,277	2.16%
Total deposits	$2,044,416	0.01%	$1,802,366	0.37%	$1,907,269	0.50%
Demand for new deposit accounts is generated by the Company’s banking platform for innovators that includes the SEN, which is enabled through Silvergate’s proprietary API, and cash management solutions. These tools enable Silvergate’s clients to grow their business and scale operations. The following table sets forth a breakdown of the Company’s digital currency customer base and the deposits held by such customers at the dates noted below:

	September 30, 2020		June 30, 2020		September 30, 2019
	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)	Number of Customers	Total Deposits(1)

	(Dollars in millions)
Digital currency exchanges	69	$729	64	$601	55	$544
Institutional investors	599	850	566	577	482	506
Other customers	260	515	251	331	219	247
Total	928	$2,095	881	$1,509	756	$1,297
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(1)	Total deposits may not foot due to rounding.
Loan Portfolio
Total loans were $1.4 billion at September 30, 2020, an increase of $286.3 million, or 25.7%, from June 30, 2020, and an increase of $398.3 million, or 39.7%, from September 30, 2019. Total loans at September 30, 2020 consisted of loans held-for-investment, net of $735.9 million and loans held for sale of $665.8 million.

	September 30, 2020	June 30, 2020	September 30, 2019

	(Dollars in thousands)
Real estate loans:
One-to-four family	$209,040	$216,038	$212,440
Multi-family	72,714	72,007	77,901
Commercial	316,653	316,815	322,733
Construction	13,854	10,822	3,986
Commercial and industrial	25,951	24,707	14,563
Consumer and other	5,559	243	76
Reverse mortgage	1,322	1,309	1,629
Mortgage warehouse	94,684	155,308	61,856
Total gross loans held-for-investment	739,777	797,249	695,184
Deferred fees, net	2,843	3,062	2,997
Total loans held-for-investment	742,620	800,311	698,181
Allowance for loan losses	(6,763)	(6,763)	(6,191)
Loans held-for-investment, net	735,857	793,548	691,990
Loans held-for-sale	665,842	321,835	311,410
Total loans	$1,401,699	$1,115,383	$1,003,400
Loans held-for-sale are comprised entirely of mortgage warehouse loans at September 30, 2020 and June 30, 2020, compared to $306.7 million of the total balance at September 30, 2019.
Asset Quality and Allowance for Loan Losses
The allowance for loan losses was $6.8 million at September 30, 2020 and June 30, 2020, compared to $6.2 million at September 30, 2019. The ratio of the allowance for loan losses to gross loans held-for-investment at September 30, 2020 was 0.91%, compared to 0.85% and 0.89% at June 30, 2020 and September 30, 2019, respectively.
Nonperforming assets totaled $4.1 million, or 0.16% of total assets, at September 30, 2020, a decrease of $0.4 million from $4.6 million, or 0.20% of total assets at June 30, 2020. Nonperforming assets decreased $2.7 million, from $6.8 million, or 0.32%, of total assets, at September 30, 2019.

	September 30, 2020	June 30, 2020	September 30, 2019

Asset Quality	(Dollars in thousands)
Nonperforming Assets:
Nonperforming loans	$4,107	$4,528	$6,707
Troubled debt restructurings	$1,572	$1,620	$1,840
Other real estate owned, net	$27	51	$81
Nonperforming assets	$4,134	$4,579	$6,788

Asset Quality Ratios:
Nonperforming assets to total assets	0.16%	0.20%	0.32%
Nonperforming loans to gross loans(1)	0.56%	0.57%	0.96%
Nonperforming assets to gross loans and other real estate owned(1)	0.56%	0.57%	0.98%
Net charge-offs (recoveries) to average total loans(1)	0.00%	0.00%	0.01%
Allowance for loan losses to gross loans(1)	0.91%	0.85%	0.89%
Allowance for loan losses to nonperforming loans	164.67%	149.36%	92.31%
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(1)	Loans exclude loans held-for-sale at each of the dates presented.

Coronavirus Disease 2019 (“COVID-19”) Update
During the second and third quarter of 2020, the Company modified a total of 56 loans representing $142.9 million in loan balances, or 19%, of total gross loans held-for-investment as of September 30, 2020. All loans modified under these programs were maintained on full accrual status during the deferral period. Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) addressed COVID-19 related modifications and specified that such modifications made on loans that were current as of December 31, 2019 are not troubled debt restructurings (“TDRs”). In accordance with interagency guidance issued in April 2020, these short-term modifications made to a borrower affected by the COVID-19 pandemic and governmental shutdown orders, such as payment deferrals, fee waivers and extensions of repayment terms, do not need to be identified as TDRs if the loans were current at the time a modification plan was implemented. The Company elected to adopt these provisions of the CARES Act for the temporary modifications described above. None of the modified loans met the criteria of a TDR under the CARES Act or the related interagency statement.
As of September 30, 2020, the remaining loans modified due to COVID-19 that are in deferral and have not resumed full contractual payments are as follows:

	Loan Balance At Period End	Percentage of Loan Portfolio Balance

COVID-19 related modifications:
Real estate loans:
One-to-four family	$9,320	1.3%
Retail	1,955	0.3%
Hospitality	21,447	2.9%
Total commercial	23,402	3.2%
Total modifications outstanding	$32,722	4.4%
Securities
Securities available-for-sale decreased $6.9 million, or 0.7%, from $951.1 million at June 30, 2020, and increased $34.2 million, or 3.8%, from $909.9 million at September 30, 2019, to $944.2 million at September 30, 2020. The Company did not purchase or sell any securities during the third quarter of 2020.
Capital Ratios
At September 30, 2020, the Company’s ratio of common equity to total assets was 10.83%, compared with 11.45% at June 30, 2020, and 10.79% at September 30, 2019. At September 30, 2020, the Company’s book value per share was $15.18, compared to $14.36 at June 30, 2020, and $12.92 at September 30, 2019.
At September 30, 2020, the Company had a tier 1 leverage ratio of 10.36%, common equity tier 1 capital ratio of 22.58%, tier 1 capital ratio of 24.03% and total capital ratio of 24.68%.
At September 30, 2020, the Bank had a tier 1 leverage ratio of 9.84%, common equity tier 1 capital ratio of 22.82%, tier 1 capital ratio of 22.82% and total capital ratio of 23.47%. These capital ratios each exceeded the “well capitalized” standards defined by federal banking regulations of 5.00% for tier 1 leverage ratio, 6.5% for common equity tier 1 capital ratio, 8.00% for tier 1 capital ratio and 10.00% for total capital ratio.

Capital Ratios(1)	September 30, 2020	June 30, 2020	September 30, 2019
The Company
Tier 1 leverage ratio	10.36%	11.57%	10.43%
Common equity tier 1 capital ratio	22.58%	23.32%	23.57%
Tier 1 risk-based capital ratio	24.03%	24.86%	25.28%
Total risk-based capital ratio	24.68%	25.54%	25.97%
Common equity to total assets	10.83%	11.45%	10.79%
The Bank
Tier 1 leverage ratio	9.84%	10.92%	10.01%
Common equity tier 1 capital ratio	22.82%	23.48%	24.30%
Tier 1 risk-based capital ratio	22.82%	23.48%	24.30%
Total risk-based capital ratio	23.47%	24.17%	25.00%
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(1)	September 30, 2020 capital ratios are preliminary.
Conference Call and Webcast
The Company will host a conference call on Monday, October 26, 2020 at 11:00 a.m. (Eastern Time) to present and discuss third quarter 2020 results. The conference call can be accessed live by dialing 1-877-407-4018 or for international callers, 1-201-689-8471, and requesting to be joined to the Silvergate Capital Corporation Third Quarter 2020 Earnings Conference Call. A replay will be available starting at 2:00 p.m. (Eastern Time) on October 26, 2020 and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the replay is 13711244. The replay will be available until 11:59 p.m. (Eastern Time) on November 9, 2020.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the investor relations section of the Company's website at https://ir.silvergatebank.com. The online replay will remain available for a limited time beginning immediately following the call.
About Silvergate
Silvergate Capital Corporation is a registered bank holding company for Silvergate Bank, headquartered in La Jolla, California. Silvergate Bank is a commercial bank that opened in 1988 and has been profitable for 22 consecutive years. The Bank has focused its strategy on creating the banking platform for innovators, especially in the digital currency industry, and developing product and service solutions addressing the needs of entrepreneurs. The Company’s assets consist primarily of its investment in the Bank and the Company’s primary activities are conducted through the Bank. The Company is subject to supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). The Bank is subject to supervision by the California Department of Business Oversight, Division of Financial Institutions and, as a Federal Reserve member bank, the Federal Reserve. The Bank’s deposits are insured up to legal limits by the Federal Deposit Insurance Corporation.
Forward Looking Statements
Statements in this earnings release may constitute forward-looking statements within the meaning of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “project,” “projection,” “forecast,” “goal,” “target,” “would,” “aim” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry and management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. The inclusion of these forward-looking statements should not be regarded as a representation by us or any other person that such expectations, estimates and projections will be achieved. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. For information about other important factors that could cause actual results to differ materially from those discussed in the forward-looking statements contained in this release, please refer to the Company's public reports filed with the U.S. Securities and Exchange Commission.
Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to fully reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; our cyber security risks are increased as the result of an increase in the number of employees working remotely; and FDIC premiums may increase if the agency experiences additional resolution costs.
Any forward-looking statement speaks only as of the date of this earnings release, and we do not undertake any obligation to publicly update or review any forward-looking statement, whether because of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence. In addition, we cannot assess the impact of each risk and uncertainty on our business or the extent to which any risk or uncertainty, or combination of risks and uncertainties, may cause actual results to differ materially from those contained in any forward-looking statements.

Investor Relations Contact:
Jamie Lillis / Shannon Devine
(858) 200-3782
investors@silvergate.com

Source: Silvergate Capital Corporation

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In Thousands)
(Unaudited)

	September 30, 2020	June 30, 2020	March 31, 2020	December 31, 2019	September 30, 2019
ASSETS
Cash and due from banks	$15,152	$13,777	$2,778	$1,579	$4,098
Interest earning deposits in other banks	182,330	185,667	163,422	132,025	156,160
Cash and cash equivalents	197,482	199,444	166,200	133,604	160,258
Securities available-for-sale, at fair value	944,161	951,094	964,317	897,766	909,917
Securities held-to-maturity, at amortized cost	—	—	—	—	—
Loans held-for-sale, at lower of cost or fair value	665,842	321,835	435,023	375,922	311,410
Loans held-for-investment, net of allowance for loan losses	735,857	793,548	679,416	664,622	691,990
Federal home loan and federal reserve bank stock, at cost	14,839	13,499	10,269	10,264	10,264
Accrued interest receivable	7,385	7,700	6,344	5,950	5,875
Other real estate owned, net	27	51	—	128	81
Premises and equipment, net	3,122	3,326	3,406	3,259	3,224
Operating lease right-of-use assets	3,478	3,846	4,210	4,571	4,927
Derivative assets	34,138	35,770	33,506	23,440	30,885
Low income housing tax credit investment	890	917	927	954	981
Other assets	13,352	9,683	7,090	7,647	7,032
Total assets	$2,620,573	$2,340,713	$2,310,708	$2,128,127	$2,136,844
LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest bearing demand accounts	$2,164,326	$1,563,136	$1,745,219	$1,343,667	$1,394,433
Interest bearing accounts	116,782	107,773	257,738	470,987	453,662
Total deposits	2,281,108	1,670,909	2,002,957	1,814,654	1,848,095
Federal home loan bank advances	10,000	360,000	30,000	49,000	20,000
Notes payable	—	—	—	3,714	4,000
Subordinated debentures, net	15,827	15,823	15,820	15,816	15,813
Operating lease liabilities	3,770	4,146	4,515	4,881	5,237
Accrued expenses and other liabilities	26,107	21,730	12,664	9,026	13,085
Total liabilities	2,336,812	2,072,608	2,065,956	1,897,091	1,906,230
Commitments and contingencies
Preferred stock	—	—	—	—	—
Class A common stock	186	184	184	178	167
Class B non-voting common stock	1	3	3	9	12
Additional paid-in capital	132,647	132,479	132,336	132,138	125,573
Retained earnings	109,229	102,169	96,703	92,310	88,712
Accumulated other comprehensive income	41,698	33,270	15,526	6,401	16,150
Total shareholders’ equity	283,761	268,105	244,752	231,036	230,614
Total liabilities and shareholders’ equity	$2,620,573	$2,340,713	$2,310,708	$2,128,127	$2,136,844

SILVERGATE CAPITAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands, Except Per Share Data)
(Unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020	June 30, 2020	September 30, 2019	September 30, 2020	September 30, 2019
Interest income
Loans, including fees	$13,527	$11,710	$13,574	$38,358	$38,369
Taxable securities	3,746	4,123	6,510	13,917	14,044
Tax-exempt securities	1,720	1,577	—	3,345	—
Other interest earning assets	196	405	1,183	1,325	8,038
Dividends and other	116	200	121	437	472
Total interest income	19,305	18,015	21,388	57,382	60,923
Interest expense
Deposits	57	1,652	2,385	5,760	3,920
Federal home loan bank advances	65	44	172	336	172
Notes payable and other	—	—	117	36	702
Subordinated debentures	257	267	271	794	802
Total interest expense	379	1,963	2,945	6,926	5,596
Net interest income before provision for loan losses	18,926	16,052	18,443	50,456	55,327
Provision for (reversal of) loan losses	—	222	(858)	589	(439)
Net interest income after provision for loan losses	18,926	15,830	19,301	49,867	55,766
Noninterest income
Mortgage warehouse fee income	758	450	373	1,590	1,085
Service fees related to off-balance sheet deposits	1	7	283	78	1,454
Deposit related fees	3,293	2,438	1,657	7,497	3,815
Gain (loss) on sale of securities, net	—	2,556	(16)	3,753	(16)
(Loss) gain on sale of loans, net	(96)	(56)	248	354	593
Gain on sale of branch, net	—	—	—	—	5,509
Gain on extinguishment of debt	—	—	—	925	—
Other income	8	39	54	132	184
Total noninterest income	3,964	5,434	2,599	14,329	12,624
Noninterest expense
Salaries and employee benefits	8,899	9,002	8,277	26,856	25,124
Occupancy and equipment	845	894	892	2,646	2,777
Communications and data processing	1,389	1,313	1,298	3,963	3,458
Professional services	1,207	1,105	889	3,297	3,407
Federal deposit insurance	209	182	39	514	382
Correspondent bank charges	403	347	288	1,123	868
Other loan expense	60	99	47	281	290
Other real estate owned expense	23	—	75	23	80
Other general and administrative	1,098	1,030	806	3,277	2,432
Total noninterest expense	14,133	13,972	12,611	41,980	38,818
Income before income taxes	8,757	7,292	9,289	22,216	29,572
Income tax expense	1,697	1,826	2,633	5,297	8,324
Net income	7,060	5,466	6,656	16,919	21,248
Basic earnings per share	$0.38	$0.29	$0.37	$0.91	$1.19
Diluted earnings per share	$0.37	$0.29	$0.36	$0.88	$1.16
Weighted average shares outstanding:
Basic	18,682	18,672	17,840	18,674	17,830
Diluted	19,134	19,106	18,246	19,119	18,252

Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these adjusted measures, this presentation may not be comparable to other similarly titled adjusted measures reported by other companies.
This earnings release includes certain non-GAAP financial measures for the nine months ended September 30, 2020 and 2019, in order to present our results of operations for that period on a basis consistent with our historical operations. On November 15, 2018, the Company and the Bank entered into a purchase and assumption agreement with HomeStreet Bank to sell the Bank’s retail branch located in San Marcos, California and business loan portfolio to HomeStreet Bank. This transaction, which was completed in March 2019, generated a pre-tax gain on sale of $5.5 million. There were no non-GAAP adjustments for the three and nine months ended September 30, 2020 or for the three months ended September 30, 2019. Management believes that these non-GAAP financial measures provide useful information to investors that is supplementary to the Company’s financial condition, results of operations and cash flows computed in accordance with GAAP.

	Nine Months Ended September 30,
	2020	2019

	(Dollars in thousands)
Net income
Net income, as reported	$16,919	$21,248
Adjustments:
Gain on sale of branch, net	—	(5,509)
Tax effect(1)	—	1,574
Adjusted net income	$16,919	$17,313

Noninterest income / average assets(2)
Noninterest income	$14,329	$12,624
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted noninterest income	14,329	7,115
Average assets	2,293,277	2,063,298
Noninterest income / average assets, as reported	0.83%	0.82%
Adjusted noninterest income / average assets	0.83%	0.46%

Return on average assets (ROAA)(2)
Adjusted net income	$16,919	$17,313
Average assets	2,293,277	2,063,298
Return on average assets (ROAA), as reported	0.99%	1.38%
Adjusted return on average assets	0.99%	1.12%

Return on average equity (ROAE)(2)
Adjusted net income	$16,919	$17,313
Average equity	258,904	208,775
Return on average equity (ROAE), as reported	8.73%	13.61%
Adjusted return on average equity	8.73%	11.09%

Efficiency ratio
Noninterest expense	$41,980	$38,818
Net interest income	50,456	55,327
Noninterest income	14,329	12,624
Total net interest income and noninterest income	64,785	67,951
Adjustments:
Gain on sale of branch, net	—	(5,509)
Adjusted total net interest income and noninterest income	64,785	62,442
Efficiency ratio, as reported	64.80%	57.13%
Adjusted efficiency ratio	64.80%	62.17%
________________________

(1)	Amount represents the total income tax effect of the adjustment, which is calculated based on the applicable marginal tax rate of 28.58%.

(2)	Data has been annualized.